BD & CO.
CERTIFIED PUBLIC ACCOUNTANTS
MANAGEMENT CONSULTANTS

United States
Securities and Exchange Commission
Washington, DC 20549

Re: Processa Pharmaceuticals, Inc.
Commission File Number: 001-39531

To Whom It May Concern:

We are in receipt of Form 8-K filed by the above named Registrant on November 5, 2024 (the "Filed 8-K), which was provided to us by the Registrant on Tuesday November 5, 2024. We are providing this letter pursuant to Item 4.01(a) of Form 8-K. We should point out, however, that we are no longer the Registrant's independent public accountants, having resigned, for reasons unrelated as to any disagreement of accounting treatment, as of October 31, 2024, which resignation was reported by the Registrant in a filing on Form 8-K on November 6, 2024.

BD & Company, Inc.

Owings Mills, MD
November 5, 2024

11155 RED RUN BOULEVARD SUITE 410 OWINGS MILLS, MD 21117 410.415.9700 CVIEWLLC.COM